NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 21, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

ViRexx Medical Corp.

Common Stock, No Par Value

Commission File Number – 001-32608

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature; and

(e)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of ViRexx Medical Corp. (the “Company” or “ViRexx”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred net losses as follows:

Years Ended December 31,

Net Loss

2007

CAN$31,567,690

2006

CAN$17,493,375

2005

CAN$  7,459,714

2004

CAN$  3,657,760

2003

CAN$  1,383,562

Six Months Ended June 30,

Net Loss

2008

CAN$  3,247,600

At June 30, 2008, the Company reported a stockholders’ deficit of CAN$1,993,853.

(b)

At June 30, 2008, ViRexx reported cash and cash equivalent of CAN$713,969, a working capital deficit of CAN$1,455,634 and for the six months ended June 30, 2008, ViRexx’s net cash used in operating activities was CAN$2,596,806.

*The above financial results are presented under Canadian Generally Accepted Accounting Principles.

(c)

During the past six months, the Company’s stock has been trading between US$0.00 and US$0.07 per share.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On May 6, 2008, the Company was notified by the Exchange that following a review of its Form 20-F for the year ended December 31, 2007, ViRexx was not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2 million and losses from continuing operations and/or net losses in two of its three most recent fiscal years, Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years, Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6 million and losses from continuing operations and/or net losses in its five most recent fiscal years and Section 1003(a)(iv) of the Company Guide in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they matured.  In accordance with Section 1009 of the Company Guide, ViRexx was given the opportunity to submit a business plan by June 6, 2008, outlining its plan to regain compliance with the Exchange’s continued listing standards.  The Company was also notified that the Exchange deemed it appropriate for the Company to effect a reverse stock split to address its low selling price.

(b)

On June 13, 2008, ViRexx submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On August 22, 2008, the Exchange notified ViRexx that the Plan did not make a reasonable demonstration of the Company’s ability to regain compliance with Sections 1003(a)(i), (ii), (iii) and (iv) of the Company Guide and that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  The Exchange’s letter dated August 22, 2008 also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by August 29, 2008.

(d)

On August 28, 2008, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.

(e)

On September 22, 2008, the Company withdrew its request for an oral hearing to review the Staff Determination and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Brent Johnston, Chief Financial Officer of ViRexx Medical Corp.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC